Exhibit 5.1
[Debevoise & Plimpton LLP Letterhead]
August 31, 2006
The Hartford Financial Services Group, Inc.
Hartford Plaza
Hartford, Connecticut 06115
Registration Statement on Form S-4 of
The Hartford Financial Services Group, Inc.
Ladies and Gentlemen:
     We have acted as special counsel to The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (File No. 333-135608) (the “Registration Statement”), which includes a form of Prospectus (the “Prospectus”) relating to the proposed offering by the Company of $650,000,000 aggregate principal amount of the Company’s Senior Notes (the “HFSG Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for Hartford Life, Inc.’s $250,000,000 aggregate principal amount of 7.65% Debentures due 2027 and $400,000,000 aggregate principal amount of 7.375% Senior Notes due 2031 (together, the “HLI Notes”). The HFSG Notes are to be issued pursuant to a Senior Indenture, dated as of March 9, 2004 (the “Indenture”), among the Company, and JPMorgan Chase Bank, as trustee (the “Trustee”).
     In so acting, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, and have made such investigations of law, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Company. With your permission, for purposes of the opinion expressed herein, we have assumed that (a) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, the Indenture, (c) the Indenture is valid, binding and enforceable with respect to the Trustee, and (d) the HFSG Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.
     Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that when (i) the terms of the HFSG Notes have been duly established in accordance with the Indenture and so as not to violate any applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (ii) the HFSG Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture, and (iii) the HFSG Notes have been issued and delivered against exchange therefor of the HLI Notes, pursuant to the exchange offers described in the Registration Statement, the HFSG Notes will be valid and binding obligations of the Company.
     The foregoing opinion is limited by and subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, and (b) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.
     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Debevoise & Plimpton LLP

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